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                                                                    EXHIBIT 12.1



                     RAILWORKS CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES
        FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, 1997, 1996 AND 1995
                        (UNAUDITED, DOLLARS IN THOUSANDS)



                                                    1999        1998         1997        1996         1995
                                                  --------    --------     --------    --------     --------
Income (loss) from continuing operations .....    $ 20,086    $(12,847)    $  1,428    $     58     $(19,972)

Add (deduct):

     Income tax ..............................      11,063       1,472        1,198         500          150
                                                  --------    --------     --------    --------     --------

          Sub-total ..........................      31,149     (11,375)       2,626         558      (19,822)

     Interest and other financial charges ....      19,781       2,334        1,761       2,023          871

     Amortization of deferred financing costs          972         224           --          --           --

     Interest factor attributable to rentals .       1,627         762          671         882          792
                                                  --------    --------     --------    --------     --------

Earnings as adjusted .........................    $ 53,529    $ (8,055)    $  5,058    $  3,463     $(18,159)
                                                  ========    ========     ========    ========     ========

Fixed charges from above .....................    $ 22,380    $  3,320     $  2,432    $  2,905     $  1,663
                                                  ========    ========     ========    ========     ========

Ratio of earnings, as adjusted, to total fixed
charges ......................................         2.4           *          2.1         1.2            *


* Earnings were inadequate to cover fixed charges by $11,375 in 1998 and $19,822 in 1995.




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